Filed Pursuant to Rule 424(b)(3)
File Number 333-133393

PROSPECTUS SUPPLEMENT NO. 1
to Prospectus declared
effective on June 14, 2006
(Registration No. 333-133393)
WINMARK CORPORATION

This Prospectus Supplement No. 1 supplements our Prospectus declared effective June 14, 2006.

You should read this Prospectus Supplement No. 1 together with the Prospectus.

This Prospectus Supplement No. 1 includes the attached Current Report on Form 8-K of Winmark Corporation as filed by us with the Securities and Exchange Commission on July 11, 2006.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 1 is July 13, 2006.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2006

WINMARK CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

000-22012	41-1622691
(Commission File Number)	(IRS Employer Identification No.)

4200 Dahlberg Drive, Suite 100, Minneapolis, MN 55422-4837
(Address of Principal Executive Offices) (Zip Code)

(763) 520-8500
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01. Change in Registrant’s Certifying Accountant

(a) Dismissal of Independent Accountant

KPMG LLP (“KPMG”) was previously the principal accountants for Winmark Corporation (the “Company”). On July 5, 2006, Company dismissed KPMG as its independent registered public accounting firm. The decision to dismiss KPMG was approved by the Audit Committee of the Company’s Board of Directors.

The audit reports of KPMG on the Company’s consolidated financial statements as of and for the years ended December 31, 2005 and December 25, 2004 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the Company’s two most recent fiscal years ended December 31, 2005 and December 25, 2004, and the subsequent interim period through July 5, 2006, there have been no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference in connection with their opinion to the subject matter of the disagreement.

In connection with the audits of the Company’s two most recent fiscal years ended December 31, 2005 and December 25, 2004, and the subsequent interim period through July 5, 2006, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has requested that KPMG furnish it a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of that letter dated July 11, 2006 is filed as Exhibit 16.1 to this report.

(b) Appointment of New Independent Accountant

On July 5, 2006, the Company engaged Grant Thornton LLP (“Grant Thornton”), to audit its consolidated financial statements for the fiscal year ending December 30, 2006. The decision to engage Grant Thornton was approved by the Audit Committee of the Company’s Board of Directors.

During the Company’s two most recent fiscal years and through July 5, 2006, the Company has not consulted with Grant Thornton regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial statements: None.

(b)	Pro forma financial information:	None.

(c)	Shell company transactions:	None.

(d)	Exhibits:

	16.1	Letter from KPMG to the Securities and Exchange Commission, dated July 11, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WINMARK CORPORATION

Date: July 11, 2006	By:	/s/ Catherine P. Heaven
Catherine P. Heaven
General Counsel

SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

EXHIBIT INDEX
to
FORM 8-K

WINMARK CORPORATION

Date of Report:	Commission File No.:
July 5, 2006	000-22012

Exhibit No.	ITEM

16.1	Letter from KPMG LLP to the Securities and Exchange Commission, dated July 11, 2006

EXHIBIT 16.1

KPMG LLP 4200 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402	Telephone 612 305 5000 Fax 612 305 5100

July 11, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Winmark Corporation (the Company) and, under the date of February 16, 2006, we reported on the consolidated financial statements of Winmark Corporation and subsidiaries as of and for the years ended December 31, 2005 and December 25, 2004. On July 5, 2006, our appointment as principal accountants was terminated. We have read Winmark Corporation’s statements included under Item 4.01(a) of its Form 8-K filed on July 11, 2006, and we agree with such statements except that we are not in a position to agree or disagree with the Company’s statement that the decision to dismiss KPMG was approved by the Audit Committee of the Company’s Board of Directors.

Very truly yours,

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.